EXHIBIT 12

                  SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   From Continuing Operations to Fixed Charges
                              Total Enterprise (a)

                                                  Six Months
                                                Ended June 30,                        Years Ended December 31,
                                              -------------------   ----------------------------------------------------

                                                1997       1996       1996      1995       1994        1993      1992
                                                ----       ----       ----      ----       ----        ----      ----
Earnings from Continuing Operations:
      Income (loss) before Income taxes       $ 89,064   $ 71,712   $150,219   $134,124   $ 76,098   $127,617   $126,691
      Fixed charges (see computation below)     16,569     24,946     43,028     48,779     47,575     58,249     47,995
                                              --------   --------   --------   --------   --------   --------   --------
Total Earnings Available for Fixed Charges    $105,633   $ 96,658   $193,247   $182,903   $123,673   $185,866   $174,686
                                              ========   ========   ========   ========   ========   ========   ========
Fixed Charges:
      Interest expense before deducting
           interest capitalized               $ 15,792   $ 23,863   $ 41,147   $ 46,859   $ 45,900   $ 56,599   $ 46,298
      Rentals (b)                                  777      1,083      1,881      1,920      1,675      1,650      1,697
                                              --------   --------   --------   --------   --------   --------   --------
                                              $ 16,569   $ 24,946   $ 43,028   $ 48,779   $ 47,575   $ 58,249   $ 47,995
                                              ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges                 6.4        3.9        4.5        3.7        2.6        3.2        3.6
                                              ========   ========   ========   ========   ========   ========   ========

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(a)    Amounts  include the  Company's  portion of the  captions as they relate to persons  accounted  for by the equity method.

(b)    These amounts  represent 1/3 of rentals which  approximate the interest factor  applicable to such rentals of the
       Company and its subsidiaries and continuing unconsolidated affiliates.
